EXHIBIT 99.1

Royal Bancshares of Pennsylvania, Inc. Reports Financial Results for Fourth Quarter and Year Ended December 31, 2012 and Announces Profitability Improvement Plan

NARBERTH, PA--(Marketwire - Mar 27, 2013) - Royal Bancshares of Pennsylvania, Inc. ("Royal" or "Company") (NASDAQ: RBPAA) today announced financial results for the fourth quarter and year ended December 31, 2012, as well as the launch of a comprehensive profitability improvement plan.

For the three-month period ended December 31, 2012, net loss attributable to Royal was $8.0 million or 64 cents per basic and diluted common share, as compared to a net loss of $934,000, or 11 cents per basic and diluted common share for the three-month period ended December 31, 2011.

The $7.1 million increase in net loss was primarily related to a $2.4 million increase in other real estate owned (OREO) impairment, a $943 thousand decrease in net interest income, a $1.5 million other-than-temporary impairment (OTTI) charge, and a $1.1 million increase in impairment on loans held for sale (LHFS). The additional OREO impairment was primarily due to a decline in value of four vacant land properties in the portfolio. The decrease in interest income was primarily driven by the combination of a decline in average loan balances coupled with a decline in the yield on investment securities. The $1.5 million increase in OTTI was entirely related to the complete write down of one private equity security. Increases in the impairment on LHFS were related to challenges with the final remaining non-accrual LHFS.

For the year ended December 31, 2012, net loss attributable to Royal was $15.6 million or $1.33 per basic and diluted common share, as compared to a net loss of $8.6 million or 80 cents per basic and diluted common share for the year ended December 31, 2011.

The increase in net loss of $7.0 million for the year was primarily related to a $3.2 million reduction in net interest income, a $2.0 million Department of Justice (DOJ) fine related to a tax lien subsidiary, a $1.8 million reduction in income related to real estate joint ventures, a $1.3 million reduction in net gains on OREO, a $1.2 million increase in OREO impairment charges, and a $1.7 million increase in impairment on LHFS. Partially offsetting these unfavorable changes were a $1.7 million decline in the provision for loan and lease losses and a $934 thousand decline in FDIC and state assessments.

Launch of profitability improvement plan

In conjunction with the financial results for 2012, Royal Chief Executive Officer Kevin Tylus announced the launch of the company's "Profitability Improvement Plan," a comprehensive set of initiatives designed to reposition Royal for efficiency and competitiveness in the marketplace.

Tylus noted, "Since joining Royal on December 18, 2012, I have worked closely with our Board of Directors and Executive Management to craft an actionable plan to identify and address critical areas for improvement which we believe provide the clearest path to more positive results and a reinvigorated Royal Bank America brand.

"We have taken actions which we believe help reposition the franchise for future success based on very specific priorities. We continue our emphasis on high quality, commercial loans and are encouraged by the increasing volume of loan opportunities in recent months. We have gone to market with our recently implemented home equity loan products and consumer services as well as fee generating ancillary products that help our customers run their businesses more efficiently. We will imminently roll-out new technology that will expand sales channels, including our mobile banking application and home equity loan application submissions through our website."

Another major initiative is to more properly size the expenses of the company, which effected a 2013 reduction of approximately 9 percent of the workforce and an annualized reduction of approximately 10 percent of discretionary expenses. We have implemented a reorganization of the management team, various salary reductions, the closure of one branch while retaining most deposits and accounts, a phasing out of various employee benefits not essential to the business and better controls on spending for professional and support services.

"We have the goal to achieve an efficiency ratio that shows improvement more in-line with the industry and we believe the combination of new revenue activity we are experiencing and expense reductions combine in our efforts to accomplish that critical goal," commented Tylus. He stated further that the company is rationalizing its company-owned real estate assets, having sold an off-site storage facility and soon to be selling a second similar off-site location, while having staff specifically aligned to its priorities of continued loan quality improvement and resolution of risks primarily associated with prior-year items.

"The Board of Directors and I are extremely encouraged by the opportunities for improvement and the progress due to Kevin's leadership and the team's intense focus," stated Chairman Robert R. Tabas.

Tylus further commented that actions are underway that are designed to further enhance the capital base and continue to improve regulatory compliance. Separately, the Company's majority-owned leasing subsidiary continues its favorable and important performance.

Continued decrease in non-performing assets

At December 31, 2012, non-performing loans of $23.0 million decreased $28.3 million from $51.3 million at December 31, 2011, reflecting a continuation of a trend wherein non-performing loans decreased by 68.8% and non-performing assets decreased by 65.0% since December 31, 2009.

	At December 31,
(in millions)	2012	2011	2010	2009
Non-performing loans	$23.0	$51.3	$65.8	$73.7
Non-performing assets (which includes OREO)	$36.4	$72.3	$95.0	$104.0

	At December 31,
	2012	2011	2010
Percentage of non-accrual loans to total loans	6.7%	12.0%	12.5%
Percentage of non-performing assets to total assets	4.7%	8.5%	9.7%

Maintaining Capital Ratios

Tylus noted, "By carefully and purposefully managing our balance sheet we have maintained capital levels above required regulatory minimums and have positioned the bank to take advantage of opportunities for market growth."

Capital Ratios as reported under Regulatory Accounting Principles (RAP) for Royal Bank America

	At December 31,
	2012	2011	2010
Total capital (to risk-weighted assets)	16.10%	15.04%	13.76%
Tier I capital (to risk-weighted assets)	14.81%	13.77%	12.49%
Tier I capital (to average assets, leverage)	8.53%	9.09%	8.03%

Net Interest Margin Compression

The year over year decline in net interest income was attributed to a $7.4 million reduction in interest income partially offset by a reduction in interest expense of $4.2 million. The net interest margin declined twelve basis points from 3.06% for the year ended December 31, 2011 to 2.94% for the year ended December 31, 2012. The significant decline in average loan balances, coupled with the accelerated amortization of premiums on the investment portfolio and the reinvestment of cash flows into lower yielding government agency securities had a significant adverse impact on the yield on interest earning assets.

Management has taken steps to mitigate the decline in net interest income including reducing funding costs through the intentional runoff of higher priced certificates of deposit (CDs) and the repayment of Federal Home Loan Bank (FHLB) advances. The company's goal in 2013 is to improve the mix of interest earning assets by replacing lower-yielding investment securities with higher-yielding loans.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2012.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three months		For the years
	ended Dec. 31st		ended Dec. 31st
(in thousands, except for loss per common share)	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$6,991	$8,754	$31,981	$39,377
Interest Expense	2,190	3,010	9,899	14,086
Net Interest Income	4,801	5,744	22,082	25,291
Provision for Loan Losses	2,637	2,160	5,997	7,728
Net Interest Income after Provision	2,164	3,584	16,085	17,563
Non Interest (Loss) Income	(148)	2,594	3,609	6,818
Non Interest Expense	10,256	7,206	36,324	32,069
Loss before Taxes	(8,240)	(1,028)	(16,630)	(7,688)
Income Taxes	0	0	0	0
Net Loss	(8,240)	(1,028)	(16,630)	(7,688)
Less Net (Loss) Income attributable to noncontrolling interest	(246)	(94)	(1,005)	875
Net Loss attributable to Royal Bancshares	$(7,994)	$(934)	$(15,625)	$(8,563)
Loss per common share – basic and diluted	$(0.64)	$(0.11)	$(1.33)	$(0.80)
SELECTED RATIOS:
Return on Average Assets	-4.0%	-0.4%	-1.9%	-0.9%
Return on Average Equity	-47.4%	-4.8%	-21.5%	-10.5%
Average Equity to Assets	8.5%	9.1%	8.8%	9.0%
Book Value Per Share	$1.82	$3.07	$1.82	$3.07

CONDENSED BALANCE SHEET

	For the years ended December 31,
(in thousands)	2012	2011
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$28,802	$24,506
Investment Securities	357,464	339,018
Loans & Leases (net)	328,476	410,432
Premises and Equipment (net)	5,232	5,394
Other Real Estate Owned (net)	13,435	21,016
Accrued Interest receivable	10,256	15,463
Other Assets	30,051	32,619
Total Assets	$773,716	$848,448

Deposits	554,917	575,916
Borrowings	108,333	148,000
Other Liabilities	26,277	22,813
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	54,555	71,080
Noncontrolling Interest	3,860	4,865
Total Equity	58,415	75,945
Total Liabilities and Equity	$773,716	$848,448

	For the three months ended			For the three months ended
	December 31, 2012			December 31, 2011
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$23,919	$10	0.17%	$19,811	$9	0.18%
Investment securities	355,314	1,481	1.66%	307,904	2,076	2.67%
Loans	346,228	5,500	6.32%	441,429	6,669	5.99%
Total interest earning assets	725,461	6,991	3.83%	769,144	8,754	4.52%
Non-earning assets	64,884			85,596
Total average assets	$790,345			$854,740
Interest-bearing deposits
NOW and money markets	$217,436	190	0.35%	$226,682	451	0.79%
Savings	17,288	10	0.23%	15,779	21	0.53%
Time deposits	266,445	1,057	1.58%	277,958	1,272	1.82%
Total interest bearing deposits	501,169	1,257	1.00%	520,419	1,744	1.33%
Borrowings	134,174	933	2.77%	174,919	1,266	2.87%
Total interest bearing liabilities	635,343	2,190	1.37%	695,338	3,010	1.72%
Non-interest bearing deposits	58,653			54,924
Other liabilities	29,505			26,471
Shareholders' equity	66,844			78,007
Total average liabilities and equity	$790,345			$854,740
Net interest margin		$4,801	2.63%		$5,744	2.96%

	For the year ended			For the year ended
	December 31, 2012			December 31, 2011
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$22,551	$38	0.17%	$31,838	$81	0.25%
Investments securities	344,862	6,677	1.94%	320,362	9,645	3.01%
Loans	384,440	25,266	6.57%	475,047	29,651	6.24%
Total interest earning assets	751,853	31,981	4.25%	827,247	39,377	4.76%
Non-earning assets	71,619			79,255
Total average assets	$823,472			$906,502
Interest-bearing deposits
NOW and money markets	$224,602	1,317	0.59%	$221,158	1,958	0.89%
Savings	17,006	67	0.39%	15,727	86	0.55%
Time deposits	275,959	4,514	1.64%	327,583	6,906	2.11%
Total interest bearing deposits	517,567	5,898	1.14%	564,468	8,950	1.59%
Borrowings	149,416	4,001	2.68%	177,517	5,136	2.89%
Total interest bearing liabilities	666,983	9,899	1.48%	741,985	14,086	1.90%
Non-interest bearing deposits	55,666			57,241
Other liabilities	28,182			26,092
Shareholders' equity	72,641			81,184
Total average liabilities and equity	$823,472			$906,502
Net interest margin		$22,082	2.94%		$25,291	3.06%